Exhibit 99.1

Investor Contact:	Press Contact:
Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports 2005 Third Quarter Results

Company Achieves Second Consecutive Quarter of Profitability

LEXINGTON, Mass. (November 2, 2005) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of software and services for online learning and training, today announced financial results for the third quarter ended September 30, 2005.

Revenues for the third quarter were $9.4 million, compared with $10.3 million in the second quarter of 2005, and $9.7 million in the third quarter of 2004. Software license revenue for the third quarter was $2.6 million, or 27 percent of total revenues, compared with $3.0 million in the second quarter of 2005, and $2.8 million in the third quarter of 2004. Software services revenues were $2.5 million for the third quarter, or 27 percent of total revenues, compared with $2.6 million in the second quarter of 2005 and $2.7 million in the same period last year. Maintenance and professional services revenues were $4.3 million in the third quarter, or 46 percent of total revenues, compared with $4.7 million in the second quarter of 2005, and $4.2 million in the third quarter of 2004.

Net income for the third quarter improved to $795,000, or $0.03 per share. Expenses included a one-time charge of $310,000, or $0.01 per share, for merger-related costs associated with the prospective business combination with Saba Software, Inc. This compares with net income of $148,000, or $0.01 per share, in the second quarter of 2005, and a net loss of $1.8 million, or $0.07 per share, for the third quarter of 2004. Gross margin percentage for the third quarter of 2005 was 81.8 percent, compared with 82.5 percent in the second quarter of 2005.

Centra’s cash, cash equivalents and short- and long-term investments totaled $24.5 million as of September 30, 2005, compared with $26.0 million as of June 30, 2005. The Company’s days sales outstanding (DSO) was 55 days at the end of the third quarter, compared with 45 days at the end of the second quarter of 2005.

CEO Comments

“We were pleased with many aspects of our third-quarter financial results, especially the Company’s continuing ability to generate profits,” said Leon Navickas, Centra’s chairman and CEO. “In addition, we sold four Enterprise Advantage contracts in the third quarter. This expands the roster of customers who chose to standardize on our collaborative learning system across their organization”

“Looking ahead, we are excited about our opportunity to combine with Saba. This merger will create the largest enterprise learning software company in the world, able to deliver the only comprehensive blended learning solution to a growing market of Global 5000 customers worldwide. In the meantime, Centra continues to focus on sustaining a profitable, growing application software business and increasing shareholder value with tight fiscal controls and solid business execution,” said Mr. Navickas.

Third Quarter Highlights

•	In October, Centra announced the signing of a definitive merger agreement with Saba Software, Inc. According to the agreement, Centra shareholders will receive a mix of cash and stock. The consideration per share to be received by the stockholders of Centra will be comprised of $0.663 in cash and Saba stock at a fixed exchange ratio of 0.354 of a share of Saba stock for each share of Centra stock. The merger is expected to close in the first quarter of 2006.

•	Centra was honored with two prestigious industry awards. Centra 7.5 won a Best of Show award from the TechLearn organization. The awards, sponsored by Questex Media Group, Inc., honor exhibitors and products with the best potential to change the future of the learning and training industry. In addition, Centra 7.5, was named a winner of the Human Resource Executive Magazine Top Training Product of the Year Award for 2005. For this year’s competition, editors of Human Resource Executive Magazine selected five top products that clearly met their stated criteria of innovation and value to the Human Resource function.

•	Centra added 32 new customers in the third quarter, including major accounts such as The Bank of Nova Scotia, Baylor Health Care and PHH Corporation. The Company also expanded sales to its installed base, including additional contracts with Blue Cross/Blue Shield of Tennessee, Clark County School District and NationsRent.

•	Over 1,000 attendees participated in a two-day Centra eConference that focused on Winning Online Training Strategies. The 2005 program featured a series of interactive online presentations by leading research analysts and training executives, including Century 21, DaimlerChrysler, and the University of Missouri.

Third Quarter Conference Call

Centra will host a conference call on Thursday, November 3rd at 10:00 a.m. EST to discuss these results in more detail. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations. Due to the Company’s proposed merger with Saba Software, Inc., Centra will not be holding a Q&A session following the prepared remarks portion of the conference call.

About Centra Online learning and training solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra enables groups to work faster and more effectively by automating critical learning and training initiatives online through virtual classrooms, online meetings and Web conferences. From enterprise-application training and support to workforce development and more, Centra’s software and services help organizations deliver critical information and skills to support their most challenging business initiatives. Currently available in nine languages, Centra solutions can be deployed as on-site software or through its ASP service. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks and uncertainties relating to the Company’s announced plan to combine with Saba Software, Inc., including but not limited to: the possibility that the market for the sale of certain products and services may not develop as expected; the possibility that the proposed merger does not close; unanticipated delays in completing the merger; the possibility that the parties will be unable to successfully execute their integration strategies or achieve planned synergies; the possibility that prior to the closing of the transaction, the businesses of both Saba and Centra might suffer due to customer uncertainty; unanticipated delays and difficulties in the integration of the two companies’ technologies; unanticipated costs relating to the transaction and the integration of the two companies; and other risks. These risk factors also include risks and uncertainties relating to Centra’s ongoing business, including uncertainty about the Company’s ability to successfully execute its strategic plan and sustain profitability, the Company’s ability to control costs and the effect of the Company’s cost-cutting measures on its operations, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7.5 platform, the possibility of defects in our products, which could delay or prevent market acceptance of such products, the Company’s ability to sell and deliver its online learning and training solutions, add-on modules and other future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the impact of competitive products and pricing, technological difficulties or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the three months ended June 30, 2005, which are available at www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2004	September 30, 2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$25,135	$24,536
Restricted cash	233	—
Accounts receivable, net	7,887	5,703
Prepaid expenses and other current assets	1,374	1,977

Total current assets	34,629	32,216

Property and equipment, net	1,440	1,138
Long-term investments	743	—
Restricted cash	400	400
Other assets	16	15

Total assets	$37,228	$33,769

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$1,049	$759
Accounts payable	939	376
Accrued expenses	5,677	4,796
Deferred revenue	14,360	12,330

Total current liabilities	22,025	18,261

Long-term debt, net of current maturities	1,012	784

Total stockholders’ equity	14,191	14,724

Total liabilities and stockholders’ equity	$37,228	$33,769

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2004 and 2005

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Revenues
License	$2,829	$2,564	$7,972	$7,654
Software services	2,670	2,502	7,671	7,874
Maintenance and professional services	4,202	4,306	11,951	13,159

Total revenues	9,701	9,372	27,594	28,687

Cost of revenues
License	63	158	194	415
Amortization of acquired developed technology	—	—	233	—
Software services	555	548	1,784	1,674
Maintenance and professional services	1,208	1,003	3,244	3,253

Total cost of revenues	1,826	1,709	5,455	5,342

Gross profit	7,875	7,663	22,139	23,345

Operating expenses
Sales and marketing	4,763	3,060	16,815	10,487
Product development	2,313	2,134	7,889	6,716
General and administrative	2,443	1,838	6,583	6,553
Restructuring charges	241	—	788	—

Total operating expenses	9,760	7,032	32,075	23,756

Operating (loss) income	(1,885)	631	(9,936)	(411)

Other income, net	78	164	152	394

Net (loss) income	$(1,807)	$795	$(9,784)	$(17)

Net (loss) income per share, basic and diluted	$(0.07)	$0.03	$(0.36)	$—

Weighted average shares outstanding
Basic	27,410	27,951	27,299	27,844

Diluted	27,410	28,546	27,299	27,844